ROEBLING FINANCIAL CORP, INC.

DIRECTORS CHANGE IN CONTROL SEVERANCE PLAN

WHEREAS, Roebling Financial Corp, Inc. (the “Company”) wishes to provide assurances to its non-employee members of the Board of Directors (“Board”) that their continued service and contribution is valued and to offer a degree of economic security to such individuals so long as such service is deemed beneficial to the Board as indicated by their continued election and re-election to such Board from time to time; and

WHEREAS, the Company believes it would be beneficial to the stockholders of the Company to retain members of the Board after a Change of Control of the Company or Roebling Bank (“Bank”); and

WHEREAS, it is deemed advisable and in the best interests of the Company and the Bank to encourage the retention of members of the Board following a change in control and to offer to its non-employee members of the Board a degree of financial security in the event that their service is terminated as a result of a Change in Control of the Company or the Bank.

NOW, THEREFORE, BE IT RESOLVED, that the Plan shall be implemented as of the Effective Date as follows:

ARTICLE I

DEFINITIONS

The following words and phrases as used herein shall, for the purpose of the Plan and any subsequent amendment thereof, have the following meanings unless a different meaning is plainly required by the content:

“Board” means the Board of Directors of the Company, as constituted from time to time, and successors thereto.

"Change in Control" means : (i) a change in ownership of the Bank or the Company under paragraph (a) below, or (ii) a change in effective control of the Bank or the Company under paragraph (b) below, or (iii) a change in the ownership of a substantial portion of the assets of the Bank under paragraph (c) below:

(a)       CHANGE IN THE OWNERSHIP OF THE BANK OR THE COMPANY. A change in the ownership of the Bank or the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in paragraph (b)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of a corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation (within the meaning of paragraph (b) below). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This paragraph (a) applies only when there is a transfer of stock of a corporation (or issuance of stock of a corporation) and stock in such corporation remains outstanding after the transaction.

(b)       CHANGE IN THE EFFECTIVE CONTROL OF THE BANK OR THE COMPANY. A change in the effective control of the Bank or the Company shall occur on the date that either (i) any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30 percent or more of the total voting power of the stock of such corporation; or (ii) a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that for purposes of this paragraph (b)(ii), the term corporation refers solely to a corporation for which no other corporation is a majority shareholder. In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred. If any one person, or more than one person acting as a group, is considered to effectively control a corporation (within the meaning of this paragraph (b)), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation within the meaning of paragraph (a)). Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c)       CHANGE IN THE OWNERSHIP OF A SUBSTANTIAL PORTION OF THE BANK'S OR THE COMPANY’S ASSETS. A change in the ownership of a substantial portion of the Bank's or the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as determined below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(d)       Each of the sub-paragraphs (a) through (c) above shall be construed and interpreted consistent with the requirements of Section 409A of the Code and any Treasury regulations or other guidance issued thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Board or the administrative committee as appointed by the Board pursuant to Section 6.11 herein.

“Company” means Roebling Financial Corp, Inc., or any successors thereto.

“Director” means a member of the Board of Directors of the Company as of the Effective Date.

“Effective Date” means May 7, 2008.

“Participant” means a Director (other than a Director that is otherwise a full-time employee of the Bank or the Company as of the Effective Date) serving as a member of the Board on or after the Effective Date. A Director's participation in the Plan shall continue as long as he or she continues to serve as a Director, subject to the right of termination, amendment, and modification of the Plan set forth herein.

“Plan” means the Roebling Financial Corp, Inc. Directors Change in Control Severance Plan as set forth herein, and as may be amended from time to time by the Board.

“Service” means all years of service as a Director of the Bank or the Company and all predecessor (or successor) entities of the Bank. Years of service as a Director need not be continuous. Simultaneous service with the Company and the Bank will not be counted twice.

“Severance Benefit Amount” means the benefit payable under the Plan in accordance Section 2.2 herein.

“Severance Benefit Amount Multiplier” means the number set forth under the Plan in accordance Section 2.2(a) herein utilized in calculation of the Severance Benefit Amount.

“Termination Event” means the Termination of Service as a Director following the date of a Change in Control of the Bank or Company or within twenty-four (24) months thereafter.

ARTICLE II

BENEFITS

2.1       Severance Benefits. Upon the occurrence of a Termination Event, the Company shall pay to the Participant the Severance Benefit Amount, as described and in the amount set forth at Article II, Section 2.2. Payment of such Severance Benefit Amount shall be made in a lump-sum immediately upon the Termination Event. Notwithstanding anything herein to the contrary, the Company shall have no financial obligations to any Participant under the Plan in the event of a Participant's Termination of Service as a Director of the Company occurring prior to a Change in Control.

2.2       Severance Benefit Amount. The Severance Benefit Amount shall be calculated and payable as follows:

a.         A Severance Benefit Amount shall be calculated based upon Board service of the Participant prior to the Termination Event as follows:

Years of Service	Severance Benefit Amount Multiplier

less than 10 years	1.0x
more than 10 but less than 15 years	1.5x
More than 15 but less than 20 years	2.0x
More than 20 years	3.0x

b.

The Severance Benefit Amount shall be calculated as the aggregate annual Board compensation paid or payable to the Participant by the Company and/or the Bank (including any amounts deferred in accordance with a fee deferral arrangement) based upon service as a director during the most recently completed calendar year ending as of or immediately prior to the date of the Change in Control multiplied by the Severance Benefit Amount Multiplier set forth at Section 2.2(a).

c.         Benefits payable in accordance with the Plan are exclusive of any other benefits that may be payable to a Participant under any other plan of the Bank or the Company.

2.3       No 280G Payments. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Participant by the Bank or the Company shall be deemed an “excess parachute payment” in accordance with Code 280G and regulations promulgated thereunder and subject the Participant to the excise tax provided at Section 4999(a) of the Code.

ARTICLE III

TRUST/NON-FUNDED STATUS OF PLAN

3.1       Trust/Non-Funded Status of Plan. Except as may be specifically provided, nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be a part of the general funds of the Company. No person other than the Company shall by virtue of the provisions of this Plan have any interest in such funds. The Company shall not be under any obligation to use such funds solely to provide benefits hereunder, and no representations have been made to any Participant that such funds can or will be used only to provide benefits hereunder. To the extent that any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE IV

VESTING

4.1       Vesting. All benefits under this Plan are deemed non-vested and forfeitable prior to a Change in Control. All benefits payable hereunder shall be made to a Participant upon his or her meeting the requirements set forth at Article II upon a Termination Event.

ARTICLE V

TERMINATION

5.1       Termination. All the rights of a Participant shall terminate immediately upon the Participant ceasing to be in the active service of the Company prior to a Change in Control. A leave of absence approved by the Board shall not constitute a cessation of service within the meaning of this Section 5.1.

ARTICLE VI

GENERAL PROVISIONS

6.1       Other Benefits. Nothing in this Plan shall diminish or impair a Participant's eligibility, participation or benefit entitlement under any other benefit, insurance or compensation plan or agreement of the Bank or the Company now or hereinafter in effect.

6.2       No Effect on Employment or Service. This Plan shall not be deemed to give any Participant or other person in the employ or service of the Company any right to be retained in the employment or service of the Bank or the Company, or to interfere with the right of the Bank or the Company to terminate any Participant or such other person at any time and to treat him without regard to the effect which such treatment might have upon him as a Participant in this Plan.

6.3       Legally Binding. The rights, privileges, benefits and obligations under this Plan are intended to be legal obligations of the Company and binding upon the Company, its successors and assigns.

6.4       Modification. The Company, by action of the Board of Directors, reserves the exclusive right to amend, modify, or terminate this Plan. Any such termination, modification or amendment shall not terminate or diminish any rights or benefits accrued by any Participant prior thereto without regard to whether such rights or benefits shall be deemed vested as of such date. The Company shall give thirty (30) days notice in writing to any Participant prior to the effective date of any amendment, modification or termination of this Plan.

Upon a termination of the Plan, the Participant may receive a lump sum payment immediately paid to the Participant (without regard to any actual Termination of Service), provided, however, any such distributions to be made in accordance with this Section 6.4 shall comply with the requirements and limitation under Section 409A of the Code, including that such lump-sum distribution shall only be made: (1) within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Bank or the Company, or change in the ownership of a substantial portion of the assets of the Bank or the Company as described in Section 409A(a)(2)(A)(v) of the Code and Treas. Reg. §1.409A-3(i)(5) (or any similar or successor provisions), provided that all distributions are made no later than twelve (12) months following such termination of the Plan and further provided that all of the Bank’s or the Company’s arrangements which are substantially similar to the Plan are terminated so the Participant and all participants under similar arrangements shall receive all amounts of deferred compensation under such terminated agreements within twelve (12) months of the termination of the arrangements; (2) Upon the Company or the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or (3) Upon the Company’s termination of this and all other separation pay plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank or the Company does not adopt any new separation pay plans for a minimum of three (3) years following the date of such termination.

6.5       Arbitration. Any controversy or claim arising out of or relating to the Plan or the breach thereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, with such arbitration hearing to be held at the offices of the American Arbitration Association (“AAA”) nearest to the home office of the Company, unless otherwise mutually agreed to by the Participant and the Company, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

6.6       Limitation. No rights of any Participant are assignable by any Participant, in whole or in part, either by voluntary or involuntary act or by operation of law. The rights of a Participant hereunder are not subject to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance or garnishment by creditors of the Participant. Further, a Participant's rights under the Plan are not subject to the debts, contracts, liabilities, engagements, or torts of any Participant. No Participant shall have any right under this Plan or right against any assets held or acquired pursuant thereto other than the rights of a general, unsecured creditor of the Bank or the Company pursuant to the unsecured promise of the Company to pay the benefits accrued hereunder in accordance with the terms of this Plan. The Company has no obligation under this Plan to fund or otherwise secure its obligations to render payments hereunder to a Participant. No Participant shall have any discretion in the use, disposition, or investment of any asset acquired or set aside by the Company to provide benefits under this Plan.

6.7       ERISA and Code Disclaimer. It is intended that the Plan be neither an “employee welfare benefit plan” nor an “employee pension benefit plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Further, it is intended that the Plan will not cause the interest of a Participant under the Plan to be includable in the gross income of such Participant prior to the actual receipt of a payment under the Plan for purposes of the Code.

6.8   Regulatory Matters.

(a)       The Participant shall have no right to receive compensation or other benefits in accordance with the Plan for any period after termination of service for Just Cause. Termination for “Just Cause” shall include termination because of the Participant's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Plan.

(b)       Notwithstanding anything herein to the contrary, any payments made to a Participant pursuant to the Plan shall be subject to and conditioned upon compliance with 12 USC Section 1828(k) and any regulations promulgated thereunder.

6.9       Incompetency. If the Company shall find that any person to whom any payment is payable under the Plan is deemed unable to care for his personal affairs because of illness or accident, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Company to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Board may determine in its sole discretion. Any such payments shall constitute a complete discharge of the liabilities of the Company under the Plan.

6.10     Construction. The Committee shall have full power and authority to interpret, construe and administer this Plan and the Committee's interpretations and construction thereof, and actions thereunder, shall be binding and conclusive on all persons for all purposes. Directors of the Company shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his own willful, gross misconduct or lack of good faith.

6.11     Plan Administration. The Board shall administer the Plan; provided, however, that the Board may appoint an administrative committee (i.e., the Committee) to provide administrative services or perform duties required by this Plan. The Committee shall have only the authority granted to it by the Board.

6.12     Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of New Jersey, except to the extent that federal law shall be deemed to apply.

6.13     Successors and Assigns. The Plan shall be binding upon any successor or successors of the Bank and the Company, and unless clearly inapplicable, reference herein to the Company shall be deemed to include any successor or successors of the Company.

6.14     Sole Agreement. The Plan expresses, embodies, and supersedes all previous agreements, understandings, and commitments, whether written or oral, between the Company and any Participants hereto with respect to the subject matter hereof.

ARTICLE VII

COMPLIANCE WITH SECTION 409A OF THE CODE

7.1       This Plan shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Plan shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Participant at such time if such payments shall subject the Participant to the penalty tax under Section 409A, but rather such payments shall be made by the Company to the Participant at the earliest time permissible thereafter without the Participant having liability for such penalty tax under Section 409A.

7.2       "Termination of Service" shall have the same meaning as "separation from service", as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations). Whether a termination of service has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company or the Bank if the Participant has been providing services to the Company or the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as a director for other purposes (such as continuation of salary and participation in benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. A Participant is presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Participant during the immediately preceding 36-month period. A Participant will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is a 50 percent or more of the average level of service performed by the Participant during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Company and the Participant reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Company or the Bank if the Participant has been providing services to the service recipient for a period of less than 36 months (or that the level of bona fide services would not be so reduced).

For purposes of this paragraph, for periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated service, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated service are disregarded for purposes of determining the applicable 36-month (or shorter) period). Bona fide leave of absence means that there is a reasonable expectation that the Participant will return to perform services for the Company or the Bank.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized officers as of the Effective Date.

Roebling Financial Corp, Inc.
May 7, 2008	By:	/s/Frank Travea, III
Date	Title:	President
May 7, 2008		/s/Donna Rinaldi
Date		Witness

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